                                                                    EXHIBIT 99.1

                                PRESS RELEASE
                                -------------

MOUNTAIN VIEW, Calif., Oct. 12 /PRNewswire/ -- CONNECT, Inc. (Nasdaq: CNKT - news) today announced Company results for its third quarter ending September 30, 1998. Net loss for the third quarter was $3,064,000, or $.24 per share, on revenues of $1,101,000 compared to a net loss of $3,155,000, or $.83 per share, on revenues of $2,023,000 for the comparable quarter in 1997. Net loss for the nine months ended September 30, 1998 was $7,942,000, or $.80 per share, on revenue of $5,041,000 compared to a net loss of $11,516,000, or $3.05 per share, on revenue of $7,090,000 for the comparable period in 1997. The net loss for the third quarter of 1998 includes approximately $1.1 million in one-time charges and write-offs resulting from the Company's decision to focus its business on providing Internet systems integration. The nature of these one-time charges includes a write down of discontinuing operations and staff reductions.

Craig Norris, CONNECT's president and CEO, said "As the Internet business market evolves, we see a significant opportunity to enhance shareholder value by continuing to build on our core competency in creating e-business solutions. The majority of our revenue has historically come from our solutions team, and we see the rapidly expanding market for e-business consulting and services as a growth opportunity. In recent months, CONNECT has taken steps to integrate new technologies and industry standards into our solutions offerings. This strategy enables us to craft customized solutions to meet our customer's industry-specific requirements. The continued skilled implementation of CONNECT's current technology assets as well as those of other companies places CONNECT on the forefront of Internet systems integration partners."

Norris continued, "We have developed a business and financial plan which indicates our current level of assets will be adequate to fund a dynamic and growing Internet integration business based on technologies from both CONNECT and industry partners. We will be making the necessary adjustments to overall operating expenses, including staff, in areas of the company not essential to support this direction, while growing resources in areas directly related to our service offerings. In addition, we will continue to support the unique e-business needs of our existing customers as their solutions grow and evolve to meet their changing business needs. We are confident we will continue to provide them with exceptional levels of service and support, custom tailored to their needs, while aggressively pursuing integration opportunities with new partners and customers."

Mr. Norris went on to state, "With this announcement, our formal effort to identify investment partners working with Alliant Partners is ending. In the past few months, feedback from potential strategic partners and existing
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customers has highlighted the extraordinary competency our team has developed in the consultation and delivery of fast moving, e-business solutions. This leads us to recognize that our best strategy for long term growth is to develop new sources of revenue which capitalize and expand on our well- developed integration expertise."

About CONNECT, Inc.
CONNECT provides integration solutions to enable Internet-based electronic commerce and build the "Connected Corporation" from any link in the emerging network supply chain. CONNECT's Web time-driven professional services enable Connected Corporations to build open, multi-vendor e-business solutions that allow them to compete effectively in the digital economy using best-of-breed technologies. For more information, telephone 1-800-262-2638 or access the CONNECT World Wide Web site at http://www.connectinc.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, without limitation, those mentioned in the Company's 1997 Annual Report on Form 10-K and the quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and in particular the Company's ability to implement its revised business model focused on software services, acceptance by the marketplace of the Company's services and the Company's ability to implement its revised business model with its existing cash resources.



                  Condensed Statement of Operations
                (in thousands, except per share data)

                                   Three months ended       Nine months ended
                                     September 30,            September 30,
                                   1998          1997       1998         1997
                                                    Unaudited
    Revenue:
      License                    $    123   $    613    $  1,608       $   2,495
      Service                         978      1,410       3,433           4,595
       Total revenue                1,101      2,023       5,041           7,090

    Cost of Revenue:
      License                         121        151         415             545
      Service                         963      1,788       3,428           6,584
       Total cost of revenue        1,084      1,939       3,843           7,129

    Operating Expenses:
      Research & development          853      1,105       3,153           3,727
      Sales & marketing               742      1,473       3,050           5,827
      General & administrative      1,509        634       2,859           1,976
        Total operating
         expenses                   3,104      3,212       9,062          11,530

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
    Loss from operations           (3,087)    (3,128)     (7,864)        (11,569)

    Other income (expense),
     net                               23        (27)       ( 78)             53

    Loss before income taxes       (3,064)    (3,155)     (7,942)        (11,516)

    Benefit for income taxes           --         --          --              --

    Net Loss                      ($3,064)   ($3,155)    ($7,942)       ($11,516)

    Basic and Diluted net
     loss per share                $(0.24)    $(0.83)     $(0.80)         $(3.05)

    Weighted common shares
     outstanding                   12,890      3,807       9,909           3,770

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

                                      Condensed Balance Sheets
                                           (in thousands)
                                            September 30,        December 31,
                                                1998                1997
                                                        Unaudited
    Current assets:
     Cash and cash equivalents                 $3,812             $ 9,644
     Accounts receivable, net                     781               2,298
     Prepaid and other current
      assets                                      241                 895
        Total current assets                    4,834              12,837

    Property and equipment, net                   714               2,442
    Other assets                                   55                  85

        Total Assets                           $5,603             $15,364

    Current Liabilities:
      Accounts payable & accrued
       expenses                                $2,581             $ 3,476
      Current portion of
       long-term obligations                    1,140               1,246
      Deferred revenue                            375                 681
        Total current liabilities               4,096               5,403

    Long-term obligations                         444              10,593

    Stockholders' Equity (Deficit)              1,063                (632)

        Total liabilities and
         stockholders' equity                  $5,603             $15,364


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